Exhibit 8.1



















                                  July 20, 1999



Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

          We have acted as special tax counsel to Firstar Corporation, a Wisconsin corporation ("Firstar") in connection with a Registration Statement on Form S-3 of Firstar, filed with the Securities and Exchange Commission, which became effective on June 23, 1999 (the "Registration Statement"), and the Prospectus Supplement dated July 19, 1999 forming a part thereof (the "Prospectus Supplement"). We are of the opinion that, insofar as it relates to matters of United States federal income tax law, the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Consequences" is a fair and accurate summary of the matters discussed therein.

          We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                              Very truly yours,